UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported)

August 4, 2017

Douglas Emmett, Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-33106	20-3073047
(State or other jurisdiction of incorporation)	Commission file number	(I.R.S. Employer identification No.)

808 Wilshire Boulevard, Suite 200, Santa Monica, California 90401

(Address of principal executive offices)                        (Zip Code)

Registrant’s telephone number, including area code (310) 255-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01.	Other Events.

In connection with the commencement of a “continuous equity offering” (the “Offering”), under which Douglas Emmett, Inc. (the “Company”) may sell up to an aggregate of $400 million of shares of its common stock (the “Shares”) from time to time in “at the market” offerings, on August 4, 2017, the Company filed with the Securities and Exchange Commission (the “SEC”) a prospectus supplement (the “Prospectus Supplement”). The Company may sell the Shares in amounts and at times to be determined by the Company from time to time, but has no obligation to sell any of the Shares in the Offering. Actual sales will depend on a variety of factors to be determined by the Company from time to time, including (among others), market conditions, the trading price of the Company’s common stock, capital needs and determinations by the Company of the appropriate sources of funding for the Company. The Company intends to use the net proceeds from the offering of the Shares, if any, for general corporate purposes, which may include future acquisitions, development and repayment of indebtedness, including borrowings under the Company’s credit facility.

The Offering will occur pursuant to an equity distribution agreement (the “Agreement”) dated August 4, 2017, entered into by the Company, Douglas Emmett Management, Inc., a Delaware corporation, and Douglas Emmett Properties, LP, a Delaware limited partnership, with Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and J.P. Morgan Securities LLC, as agents for the offer and sale of the Shares (each, an “Agent,” and together, the “Agents”). The Agreement has a term of up to three years and provides that the Company may offer and sell from time to time pursuant to the Agreement up to $400 million of Shares during such term.

Sales of the Shares, if any, made through the Agents, as sales agents, as contemplated by the Prospectus Supplement and accompanying prospectus, may be made (1) by means of ordinary brokers’ transactions on the New York Stock Exchange at market prices prevailing at the time of sale, in negotiated transactions or as otherwise agreed by us, the applicable Agent and the applicable investor, (2) to or through any market maker or (3) on or through any other national securities exchange or facility thereof, trading facility of a securities association or national securities exchange, alternative trading system, electronic communication network or other similar market venue. The Company will pay each of the Agents a commission that will not (except as provided below) exceed, but may be lower than, 2.0% of the gross sales price of Shares sold through such Agent, as sales agent, under the Agreement. We may also agree with the applicable Agent to sell shares other than through ordinary brokers’ transactions using sales efforts and methods that may constitute “distributions” within the meaning of Rule 100 of Regulation M under the Securities Exchange Act of 1934, as amended, and we and the applicable Agent will agree to compensation for the applicable Agent for such sales.

Under the terms of the Agreement, we may also sell shares of our common stock to any of the Agents, as principal, at a price per share to be agreed upon at the time of sale. If we sell shares to an Agent as principal, we will enter into a separate terms agreement with that Agent and we will describe the terms of the offering of those shares in a separate prospectus supplement.

None of the Agents is required to sell any specific number or dollar amount of Shares, but each will use its commercially reasonable efforts, as sales agents and subject to the terms of the Agreement, to sell the Shares offered, as instructed by us. The Shares offered and sold through the Agents, as sales agents, pursuant to the Prospectus Supplement and the accompanying prospectus will be offered and sold through only one Agent on any given day. The offering of Shares pursuant to the Agreement will terminate upon the earlier of (i) the sale of Shares having an aggregate offering price of $400 million and (ii) the termination of the Agreement by the Company, by each of the Agents, or by its terms, as applicable.

The Shares will be issued pursuant to the Prospectus Supplement and the Company’s automatic shelf registration statement on Form S-3 (File No. 333-219731) filed on August 4, 2017 with the SEC. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any security nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement filed as Exhibit 1.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

1.1	Equity Distribution Agreement, dated August 4, 2017, by and among Douglas Emmett, Inc., Douglas Emmett Management, Inc., Douglas Emmett Properties, LP, Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC
5.1	Opinion of Venable LLP regarding the legality of the shares offered
23.1	Consent of Venable LLP (included in Exhibit 5.1)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DOUGLAS EMMETT, INC.

Dated: August 4, 2017	By:	/s/ MONA M. GISLER
Mona M. Gisler
Chief Financial Officer